Wilshire Financial Services Group To Commence Trading on NASDAQ National Market

Beaverton, Oregon (Business Wire) – March 8, 2004 – Wilshire Financial Services Group Inc. (the “Company”) has received notification from the Nasdaq Stock Market that the Company’s application for the listing of its common stock on the Nasdaq National Market has been approved. The Company’s stock previously was traded on the Nasdaq SmallCap Market. Trading of the Company’s stock on the Nasdaq National Market will commence on Wednesday, March 10, 2004 under the trading symbol “WFSG,” the same symbol under which it previously traded.

For further information, please see our website (www.wfsg.com) for our 10-K Report and related communications (available on or about March 30, 2004).

Contact Information:

Wilshire Financial Services Group Inc.
Stephen P. Glennon	Michael D. Farrell
Chief Executive Officer	Vice President, Financial Reporting
and Chief Financial Officer	(503) 525-7225
(503) 223-5600